Exhibit (c)22

Citigroup Global Markets Inc. | Corporate and Investment Banking May 2019 Discussion Materials Strictly Private and Confidential

Buckeye Partners Overview Company Overview Asset Map · Owns and operates petroleum products common carrier pipeline networks providing commercial end-users with all-weather transportation of refined petroleum products · Operates through following segments: Chicago Syracuse Complex Albany – Domestic Pipelines and Terminals: Transports liquid petroleum Green Bay products from refineries, connecting pipelines, vessels, and bulk and Detroit Sacramento Pittsburgh New York City marine terminals Reno Des Moines Chicago NY Harbor Indianapolis Macungie – Global Marine Terminals (7 Terminals): Provides marine accessible Lima bulk storage and blending services; and rail and truck rack loading or Richmond St. Louis Louisville Chesapeake unloading along with petroleum processing services Buckeye Partners, L.P. Footprint Memphis Wilmington – Merchant Services: Wholesale distributor of refined petroleum Atlanta Charleston Buckeye Owned and Operated Pipelines Birmingham products in the continental United States and in the Caribbean Domestic Terminals Global Marine Terminals so Montgomery · Key Shareholders: OppenheimerFunds (9.7%), Alps Advisors (9.4%), Contract Logistics Operations Houston Jacksonville Lake Charles Eagle Ford Cape Canaveral Tortoise (7.3%) Delivery Locations Tampa Caribbean Buckeye Partners, L.P. Footprint Corpus Christi Bahamas · Key Management: Clark Smith (President, CEO), Keith Clair (CFO, EVP) Gulf Coast Ft. Lauderdale West Shore Pipe Line Company Muskegon Pipeline LLC Miami · Headquarters: Houston, TX Puerto Rico South Portland Terminal LLC · On 11/2/2018, announced multiple divestitures as result of strategic South Texas Gateway Terminal St. Lucia review: – Sale of entire 50% equity stake in VTTI to Vitol (previously owned Segment Breakdown 50%) for $975mm (15 terminals); plus – Sale of non-integrated domestic pipeline terminal assets for $450mm Global Marine Terminals Domestic Pipelines & Terminals to InstarAGF; assets include a Florida jet fuel pipeline, other pipelines Storage Capacity Throughput and terminal facilities serving airports, and refined petroleum products Other terminals in California U.S. Gulf Middle Products · On 5/10/2019, Buckeye agrees to be acquired by IFM Investors for Coast Distillates 0.4% $41.50 per common unit for a total transaction value of ~$10.3bn 11.1% 11.6% Jet Fuel Key Assets 13.2% Terminal Throughput of ~100 U.S. East 47.1%· ~6,000 miles pipeline; delivery terminal locations Coast · 24.3% Carribbean 110 active liquid petroleum product terminals 64.6% Gasoline liquid petroleum product storage capacity 27.6%· ~56mm barrels of Source: Company filings. 1

IFM Investors Acquires Buckeye Partners, L.P.

Transaction Overview

- On May 10, 2019, IFM Investors and Buckeye Partners, L.P. (NYSE: BPL) announced a definitive agreement under which the IFM Global Infrastructure Fund will acquire all of the outstanding public common units of Buckeye
  - Cash offer of $41.50 per common unit, representing a 27.5% to Buckeye's closing unit price on May 9, 2019 and a 31.9% premium to Buckeye's VWAP since November 1, 2018
  - Total transaction value of $10.3 billion and $6.5 billion equity value
- Buckeye's Board of Directors unanimously approved the proposed transaction with IFM
- The closing of the merger will be subject to approval of a majority of the Buckeye unitholders, certain regulatory approvals and other customary closing conditions

Key Financials

Adjusted EBITDA[1]

$mm



$709
$1,028
$797
$1,114
$872
$1,005
$1,063
$879
2016A
2017A
2018A
2019E

Distribution / Dividend Coverage[2]

(x)



1.27x
1.09x
1.47x
1.00x
1.28x
1.04x
1.27x
1.25x
2016A
2017A
2018A
2019E
TGE
BPL

Transaction Rationale

"Buckeye's Board of Directors recently reviewed strategic options for the business and determined that IFM's proposal to acquire Buckeye is in the best interest of Buckeye. The proposed transaction will provide immediate and enhanced value for our unitholders with an attractive premium that accelerates long-term returns and represents the underlying value of our business. In addition, the proposed transaction will provide Buckeye with superior access to capital to execute on its long-term business strategy. We look forward to this next chapter in Buckeye's 133-year story."

– Clark C. Smith, Chairman, President CEO of Buckeye

"We are pleased to have the opportunity to bring the Buckeye business and management team under the IFM umbrella. The proposed acquisition of Buckeye is a complementary addition to IFM's substantial investments in energy infrastructure across North America and globally. We look forward to supporting the continuing growth of the business."

– Jamie Cemm, Executive Director of IFM

Blackstone / Tallgrass and IFM / Buckeye Comparison

	Blackstone / Tallgrass Energy	IFM Investors / Buckeye Partners, L.P.
Stake Acquired	44% LP Stake and Non-Economic GP	100%
Equity Value Purchased	$3.3bn[3]	$6.5bn
Implied Firm Value (8/8th)	~$11.8bn[4]	~$10.3bn
Implied 2019 FV / EBITDA Multiple	~11.1x[1,4]	~11.7x

Source: Company filings, Wall Street Research, FactSet. Market data as of 5/10/2019.

(1) Tallgrass EBITDA includes proportionate REX EBITDA. Tallgrass 2016 and 2017 EBITDA represent Tallgrass Energy, inclusive of TDEV.

(2) Coverage metrics from 2016 through 2017 represent TEP coverage. 2018 through 2019 coverage metrics represents TGE coverage.

(3) Equity value includes the value of the GP.

(4) Firm value includes the value of the GP and proportionate REX debt.

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Tallgrass and Buckeye Partners Comparison

Tallgrass and Buckeye each provide a unique investment proposition: Tallgrass operates a leading midstream business underpinned by an attractive, diversified portfolio of assets across geographies, customers and commodity types; Buckeye offers a global network of integrated transportation and storage, processing and marketing assets, primarily focused on liquid petroleum products.

Business Mix(1)



TALLGRASS
Gathering, Processing & Terminalling 9%
Crude Oil Transportation 37%
Natural Gas Transportation 54%

- Unparalleled asset portfolio gives unique exposure both to natural gas and crude oil



BUCKEYE PARTNERS, L.P.
Merchant Services 1%
Global Marine Terminals 43%
Domestic Pipelines & Terminals 56%

- Domestic business revenue breakdown is 55% pipelines and 45% terminals

Contract / Revenue Mix(2)



TALLGRASS
Commodity Exposed 4%
Volumetric Fee 6%
Firm Fee 90%

- Majority of REX and Pony revenues derived from counterparties with Investment Grade ratings



BUCKEYE PARTNERS, L.P.
Transportation, Storage and Other Services 38%
Product Sales 62%

- Transportation services generally operate without long-term contracts and dependent on end-market demand

Geographic / Commodity Exposure(1)



TALLGRASS
Rockies Gathering, Processing & Terminalling 9%
Rockies Gas 33%
Marcellus / Utica Gas 28%
Bakken / DJ / PRB Crude 30%

- Positioned to capture future production growth and demand for natural gas and crude oil volumes across a diverse asset base that links producing basins and end-user markets in the Midwest, Midcontinent, Rockies and Appalachia



BUCKEYE PARTNERS, L.P.
Other(3) 9%
Crude Oil / Condensate 20%
Refined Products(4) 71%

- Primarily focused on refined and other liquefied petroleum products

Relative Historical Trading Performance

LTM Price Performance



5/10/2018 BPL Announces Strategic Review
1/31/2019 BX Announces Acquisition of Interests in TGE
40%
30%
20%
10%
0%
(10%)
(20%)
(30%)
(40%)
15.7%
(0.0%)
(3.3%)
May-18
Jun-18
Aug-18
Sep-18
Nov-18
Dec-18
Feb-19
Mar-19
May-19
TGE
AMZ
BPL

Source: Company filings and presentations, FactSet. Market data as of 5/10/2019.
(1) Figures represent 2018 reported metrics and are based on EBITDA.
(2) Figures represent 2018 reported metrics; Tallgrass based on EBITDA and Buckeye on revenue.
(3) Other products primarily include fuel oil, butane, propylene, diluent and asphalt.
(4) Refined products primarily include gasoline, jet fuel, diesel and heating oil.

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